UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 28, 2019

LANTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7535 Irvine Center Drive, Suite 100

Irvine, California 92618

(Address of principal executive offices, including zip code)

(949) 453-3990

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On February 28, 2019, Lantronix, Inc. (the “Company”) announced that effective March 8, 2019 Jeff Benck would be resigning as President and Chief Executive Officer, and as a member of the Board of Directors, of the Company.

Appointment of Interim Chief Executive Officer

On February 28, 2019, the Company announced that, upon Mr. Benck’s resignation, Jeremy Whitaker, age 48, will serve as interim Chief Executive Officer of the Company, until the Company’s Board of Directors appoints a new permanent Chief Executive Officer. Mr. Whitaker will continue to serve as Chief Financial Officer of the Company, a position he has held since September 2011. Before joining the Company as Chief Financial Officer, Mr. Whitaker served as Vice President, Corporate Controller at Mindspeed Technologies, a supplier of semiconductor solutions for network infrastructure applications, from January 2011 to September 2011. Prior to that, Mr. Whitaker served in a number of finance and accounting roles at Lantronix, including as Vice President of Finance and Accounting from September 2010 to January 2011, Senior Director of Finance and Accounting from February 2006 to September 2010, and Director of Finance and Accounting from August 2005 to February 2006. Prior to August 2005, Mr. Whitaker held vice president and director level finance and accounting positions with two publicly-traded companies, and worked in the assurance practice for six years at Ernst & Young LLP. Mr. Whitaker earned a Bachelor of Arts in business administration with a concentration in accounting from the California State University at Fullerton and a Master of Science degree in accountancy from the University of Notre Dame’s Mendoza College of Business.

Mr. Whitaker will continue to be paid an annual salary of $250,000 and be eligible to participate in the Company’s annual bonus program under which he is eligible to receive bonus payments upon the achievement of certain performance objectives, with a target bonus of 55% of his base salary.

Pursuant to his existing employment agreement, Mr. Whitaker will continue to be eligible for a severance payment of 6 months of base salary plus payment of an amount equal to 50% of the amount of bonuses (if any) paid to Mr. Whitaker during the 12 months preceding termination if his employment is terminated, either involuntarily by the Company without Cause or by Mr. Whitaker for Good Reason, in each case as defined in the letter agreement. If the termination occurs in connection with a Change in Control (as defined in the employment agreement), Mr. Whitaker is entitled to “double trigger” severance payments as follows: (1) if the market capitalization of the Company at the time of the Change in Control is $50 million or less, Mr. Whitaker will receive 6 months of base salary plus payment of an amount equal to 50% of the amount of bonuses (if any) paid to Mr. Whitaker during the 12 months preceding termination, and up to 6 months of COBRA benefits; and (2) if the market capitalization of the Company at the time of the Change in Control is greater than $50 million, Mr. Whitaker will receive 12 months of base salary plus payment of an amount equal to 100% of his target bonus, and up to 12 months of COBRA benefits.

Item 8.01	Other Events.

On February 28, 2019, the Company issued a press release regarding the foregoing matters. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 28, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2019	LANTRONIX, INC.

By: /s/ Jeremy Whitaker
Jeremy Whitaker Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated February 28, 2019.

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